Exhibit 10.5
SHARE VESTING AND WARRANT SURRENDER AGREEMENT
This Share Vesting and Warrant Surrender Agreement (this “Agreement”) is entered into as of December 9, 2021, by and between North Mountain Merger Corp., a Delaware corporation (“NMMC”), North Mountain LLC, a Delaware limited liability company (the “Sponsor”), and Corcentric, Inc., a Delaware corporation (the “Company”). The parties to this Agreement are referred to herein as the “Parties” or, each individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).
RECITALS
WHEREAS, NMMC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, immediately following the closing of NMMC’s initial public offering of NMMC’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and as of the date hereof, Sponsor is the registered holder of (i) 3,306,250 shares (the “Class B Sponsor Shares”) of NMMC’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) and (ii) 4,145,000 warrants, each of which is exercisable to purchase one share of Common A Common Stock, at an exercise price of $11.50 per share (the “Sponsor Private Placement Warrants”), which were issued to Sponsor at a price of $1.00 per warrant pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of September 17, 2020, between the Sponsor and NMMC (the “Private Placement Warrant Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, NMMC, North Mountain Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of NMMC (“Merger Sub I”), North Mountain Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of NMMC (“Merger Sub II”), and the Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, inter alia, (i) Merger Sub I will merge with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of NMMC (the “Initial Surviving Company”) and (ii)  following the consummation of the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of NMMC, on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Transaction Agreement, the “Transactions”);
WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, in connection with the Transactions, NMMC and each of the parties subscribing for Class A Common Stock thereunder have entered into certain subscription agreements (together with any Subscription Agreements (as defined in the Transaction Agreement) that may be executed after the date hereof as permitted by the terms of the Transaction Agreement or as otherwise agreed by NMMC and the Company, as amended or modified from time to time, collectively, the
“Subscription Agreements”) pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of Class A Common Stock at $10.00 per share in a private placement or placements and receive one half of a Sponsor Private Placement Warrant for each share of Class A Common Stock so purchased, with such transactions to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, in connection with the Transactions, the Parties wish to enter into this Agreement, pursuant to which immediately prior to, and contingent upon, the Closing (the “Surrender Effective Time”), (i) the Sponsor will surrender to NMMC all Sponsor Private Placement Warrants held by the Sponsor prior to the Surrender Effective Time, a portion of which shall be transferred and delivered to the Subscribers in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date hereof) and the remainder of which shall be cancelled by NMMC upon the Surrender Effective Time, and (ii) NMMC shall issue 1,400,000 shares of Class A Common Stock (the “Warrant Shares”, and together with the Class B Sponsor Shares, the “Sponsor Shares”) to the Sponsor as consideration for the surrender of all of its Sponsor Private Placement Warrants;

WHEREAS, in connection with the Transactions, the Sponsor has agreed that 2,603,126 Sponsor Shares shall not be subject to any forfeiture or cancellation and the remaining 2,103,124 of its Sponsor Shares shall be subject to forfeiture and cancellation if certain vesting conditions are not satisfied after the effective time of the Initial Merger (the “Merger Effective Time”), as more fully set forth herein; and
WHEREAS, the Parties wish to enter into this Agreement to set forth the surrender, cancellation and vesting conditions described above and make certain additional agreements to each other in connection with the Transactions.
NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
1. Surrender and Issuance at the Surrender Effective Time.
a) At the Surrender Effective Time, conditioned upon and substantially simultaneous with the closing of the Mergers (the “Closing” and the date thereof the “Closing Date”) and the Warrant Share Issuance (as defined below) and subject to the other conditions set forth in this Agreement, the Sponsor shall surrender to NMMC all of the Sponsor Private Placement Warrants held by the Sponsor, a portion of which shall be transferred and delivered to the Subscribers in the amounts set forth in and pursuant to the Subscription Agreements (including any Subscription Agreements entered into after the date hereof) (such Sponsor Private Placement Warrants, the “Transferred Private Placement Warrants”) and the remainder of which shall be cancelled by NMMC upon the Surrender Effective Time (such Sponsor Private Placement Warrants, the “Cancelled Private Placement Warrants”) (the “Warrant Surrender Closing”). Upon the surrender of the Sponsor Private Placement Warrants at the Surrender Effective Time, (i) NMMC shall further effectuate the transfer of Transferred Private Placement Warrants to the Subscribers in accordance with the Subscription Agreements, (ii) none of the Cancelled Private Placement Warrants shall be outstanding, (iii) NMMC shall take all necessary action to retire the Cancelled Private Placement Warrants, whereupon such warrants shall cease to exist and (iv) NMMC shall cancel any certificates or other instruments that theretofore represented any of the Cancelled Private Placement Warrants (or make appropriate notations in its books and records with respect to any such securities that are uncertificated and represented by book entry only). The Sponsor acknowledges and agrees that none of the Subscribers are or will be Permitted Transferees (as defined in the Private Placement Warrant Agreement) of the Sponsor under the Private Placement Warrant Agreement. For U.S. federal income tax purposes, the parties hereto intend that the transfer of the Transferred Private Placement Warrants to the Subscribers be treated as the issuance of new call options written by NMMC.
b) At the Surrender Effective Time, conditioned upon and simultaneous with the consummation of the Warrant Surrender Closing, NMMC shall issue to the Sponsor the Warrant Shares and authorize and instruct NMMC’s transfer agent to record the issuance of the Warrant Shares, in uncertificated, book-entry form, on the stock transfer books of NMMC as of the Surrender Effective Time (the “Warrant Share Issuance”).
c) The rights, privileges and preferences of the Warrant Shares shall be those ascribed to NMMC’s Class A Common Stock in NMMC’s certificate of incorporation, bylaws or any other charter document of NMMC, as shall be in effect from time to time.
d) At the Closing, the Warrant Shares shall contain a notation evidencing that the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).
e) NMMC and the Sponsor are each party to that certain Registration Rights Agreement, dated as of September 17, 2020 by and among NMMC, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”). At or prior to the Closing, the Sponsor, NMMC and the other parties signatory thereto shall amend and restate the Existing Registration Rights Agreement, in the form attached to the Transaction Agreement (the “A&R Registration Rights Agreement”). NMMC and the Sponsor agree that the Warrant Shares will be subject to the terms and conditions of the A&R Registration Rights Agreement and will constitute (i) “Registrable Securities” for purposes of the A&R Registration

Rights Agreement, including the registration rights contained therein with respect to “Registrable Securities” and (ii) “Founder Shares” for the purposes of Section 7(a) of the Letter Agreement (defined below) including the restrictions on transfer set forth therein.
2. Vesting of Sponsor Shares.
a) Designation. Of all the Sponsor Shares held by the Sponsor at the Merger Effective Time, (i) 1,051,562 shall be designated “First Vesting Sponsor Shares,” (ii) 1,051,562 shall be designated “Second Vesting Sponsor Shares” (and, together with the First Vesting Sponsor Shares, the “Vesting Sponsor Shares”) and (iii) the other 2,603,126 shall be designated “Immediately Vested Sponsor Shares.”
b) Immediately Vested Sponsor Shares Not Subject to Forfeiture. From and after the Merger Effective Time, the Immediately Vested Sponsor Shares shall be deemed to have vested and shall not be subject to forfeiture or surrender under this Agreement.
c) Vesting of Vesting Sponsor Shares. Upon the occurrence of the Merger Effective Time, all of the Vesting Sponsor Shares shall be deemed to be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 2 and Annex I attached hereto. Upon the occurrence of the First or Second Vesting Time (each as defined in Annex I), as applicable, (i) the applicable Vesting Sponsor Shares shall be deemed to have vested and shall cease to be subject to forfeiture or surrender under this Agreement and (ii) NMMC shall promptly (and in any event within one (1) business day) pay to the holders of the applicable Vesting Sponsor Shares all dividends and other distributions set aside pursuant Section 2(d)(i) below. If the applicable Vesting Time does not occur prior to the Expiration Time (as defined in Annex I), the applicable Vesting Sponsor Shares shall not vest and shall be forfeited as provided in Section 2(e).
d) Rights of Holders of Vesting Sponsor Shares Prior to Vesting Time; Transfer Restrictions. Except as otherwise provided in this Section 2(d) or Section 6, prior to the Expiration Time, the registered holder of any Vesting Sponsor Shares shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of the Vesting Sponsor Shares. Notwithstanding the foregoing, (i) any dividends or other distributions payable to holders of Vesting Sponsor Shares as of a record date prior to the earlier of the applicable Vesting Time or Expiration Time shall be set aside by NMMC and shall be paid to the holder thereof upon the vesting of such Vesting Sponsor Shares at the applicable Vesting Time (if at all), other than dividends and other distributions that are Adjustment Events (as defined in Annex I), which shall be deemed paid upon the effectiveness of the adjustment therefor pursuant to and in accordance with Annex I, and (ii) prior to the earlier of the applicable Vesting Time or Expiration Time, no holder shall Transfer (as defined in that certain Letter Agreement, dated September 17, 2020, between NMMC, the Sponsor and the other parties thereto (as such agreement is in effect on the date hereof, the “Letter Agreement”) as of the date hereof) any Vesting Sponsor Shares unless the transferee is a permitted transferee (as that term is used in the Letter Agreement as of the date hereof), such Transfer otherwise complies with the Letter Agreement and, as a condition to such Transfer and no later than substantially concurrently therewith, such permitted transferee executes a joinder, in form and substantive reasonably acceptable to the board of directors of NMMC (the “NMMC Board”), agreeing to be bound to this Agreement in respect of such Transferred securities as if an original party hereto, and any purported Transfer in violation of this clause (ii) shall be null and void.
e) Forfeiture of Vesting Sponsor Shares Upon Expiration Time. If the applicable Vesting Time does not occur prior to the Expiration Time, then on the first business day after the Expiration Time, the Sponsor (or its permitted transferee(s), as may be applicable) shall surrender to NMMC for no consideration all of the applicable Vesting Sponsor Shares. Upon the surrender of the applicable Vesting Sponsor Shares, (i) none of the applicable Vesting Sponsor Shares shall be outstanding, (ii) NMMC shall take all necessary action to retire the applicable Vesting Sponsor Shares, whereupon such shares shall cease to exist and (iii) NMMC shall cancel any certificates or other instruments that theretofore represented any of the applicable Vesting Sponsor Shares (or make appropriate notations in its books and records with respect to any such securities that are uncertificated and represented by book entry only).
3. Effects of Other Agreements. For avoidance of doubt, nothing herein shall affect the Sponsor’s, its transferees’ or its or their respective successors’ and assigns’ respective rights and obligations in respect of the Class B Sponsor Shares (whether or not subject to vesting conditions hereunder and, if so subject, whether or not vestment occurs) or Sponsor Private Placement Warrants pursuant to the terms of any other agreement to which such Persons may be bound or such securities may be subject, including any transfer restrictions applicable thereto or, in the case of the Sponsor Private Placement Warrants, the conditions on exercise thereof; provided, that this Section 3 shall not limit, restrict or otherwise impact the obligations and restrictions set forth in Section 2 hereof.
4. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to NMMC as follows as of the date hereof:
a) Organization and Requisite Authority. The Sponsor possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
b) Authorization; No Breach.
i) The execution, delivery and performance of this Agreement has been duly authorized by the Sponsor. This Agreement constitutes a valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).
ii) The execution and delivery by the Sponsor of this Agreement and the fulfillment of and compliance with the terms hereof by the Sponsor do not and will not, as of the Surrender Effective Time, conflict with or result in a breach by the Sponsor of the terms, conditions or provisions of its organizational documents or any agreement, instrument, order, judgment or decree to which the Sponsor is subject or conflict with or violate any Law.
iii) The Sponsor is not in violation of, and has not to date violated, the restrictions on transfer of the Sponsor Private Placement Warrants set forth in the Letter Agreement.
c) Ownership. As of the date hereof and as of the Surrender Effective Time, the Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Class B Sponsor Shares and all of the Sponsor Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Class B Sponsor Shares) affecting any such Class B Sponsor Shares, other than Liens pursuant to (i) this Agreement, (ii) the certificate of incorporation of NMMC, (iii) the Transaction Agreement, (iv) the Letter Agreement or as otherwise disclosed in any Acquiror SEC Report or (v) any applicable Laws (securities or otherwise). When surrendered to NMMC in accordance with the terms of this Agreement, the Sponsor Private Placement Warrants will be free and clear of all Liens, other than Liens pursuant to (i) this Agreement, (ii) the organizational documents of NMMC, (iii) the Transaction Agreement, (iv) the Letter Agreement, (v) the Private Placement Warrant Agreement, (vi) as otherwise disclosed in any Acquiror SEC Report or (vii) any applicable Laws (securities or otherwise).
d) No Consents. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor, the Class B Sponsor Shares or the Sponsor Private Placement Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.
e) Acknowledgement. The Sponsor understands and acknowledges that each of NMMC and the Company is entering into the Transaction Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.
f) Investment Representations.
i) The Sponsor is acquiring the Warrant Shares, for the Sponsor’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.
ii) The Sponsor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

iii) The Sponsor understands that the Warrant Shares will be issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that NMMC is relying upon the truth and accuracy of, and the Sponsor’s compliance with, the representations and warranties of the Sponsor set forth herein in order to determine the availability of such exemptions and the eligibility of the Sponsor to acquire the Warrant Shares.
iv) The Sponsor did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.
v) The Sponsor has been furnished with all materials relating to the business, finances and operations of NMMC and materials relating to the transactions contemplated by this Agreement which have been requested by the Sponsor. The Sponsor has been afforded the opportunity to ask questions of the executive officers and directors of NMMC.
vi) The Sponsor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrant Shares or the fairness or suitability of the investment in the Warrant Shares by the Sponsor nor have such authorities passed upon or endorsed the merits of the offering of the Warrant Shares.
vii) The Sponsor understands that: (A) the Warrant Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (B) except as specifically set forth in the A&R Registration Rights Agreement, neither NMMC nor any other person is under any obligation to register the Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Sponsor understands that the SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination transaction, are deemed to be “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 adopted pursuant to the Securities Act would not be available for resale transactions of the Warrant Shares despite technical compliance with the requirements of such Rule, and the Warrant Shares can be resold only through a registered offering or in reliance upon another exemption from the registration requirements of the Securities Act.
viii) The Sponsor has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of an investment in the Warrant Shares. The Sponsor has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Warrant Shares. The Sponsor can afford a complete loss of its investment in the Warrant Shares.
5. Representations and Warranties of NMMC. NMMC represents and warrants to the Sponsor as follows as of the date hereof.
a) Organization and Corporate Power. NMMC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of NMMC. NMMC possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.
b) Authorization; No Breach.
i) The execution, delivery and performance of this Agreement has been duly authorized by NMMC. This Agreement constitutes the valid and binding obligation of NMMC, enforceable against NMMC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law)..
ii) The execution and delivery by NMMC of this Agreement, the cancellation of the Sponsor Private Placement Warrants, the issuance of the Warrant Shares and the fulfillment of, and compliance with, the respective terms hereof and thereof by NMMC, do not and will not, as of the Warrant Surrender Closing, conflict with or result in a breach by NMMC of the terms, conditions or provisions of its organizational documents or any agreement, instrument, order, judgment or decree to which NMMC is subject.
c) Title to Warrant Shares. Upon issuance in accordance with the terms hereof, the Warrant Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with the terms hereof, the Sponsor will have good title to the Warrant Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Sponsor.
d) Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by NMMC of this Agreement or the consummation by NMMC of any other transactions contemplated hereby.
6. Certain Additional Covenants of the Sponsor. Except in accordance with the terms of this Agreement, the Sponsor, solely in its capacity as a stockholder or warrant holder of NMMC, hereby covenants and agrees as follows:
a) The Sponsor agrees to comply with its voting and non-redemption obligations set forth in paragraph 1, and with the transfer restrictions applicable to Sponsor set forth in paragraph 7 (but subject to the exceptions therein), of the Letter Agreement as in effect on the date hereof as if fully set forth herein.
b) The Sponsor hereby agrees not to, directly or indirectly, during the term of this Agreement, except in connection with the consummation of the Mergers or the other Transactions, take any action that would make any representation or warranty of the Sponsor herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.
c) The Sponsor hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
d) From time to time, at NMMC’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
e) Subject to Section 8 hereof, prior to the Closing, (i) the Sponsor shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), cause, permit or consent to, any amendment, modification or waiver of, or take any action that would result in a breach of any provision of or constitute a default under, the Letter Agreement and (ii) the Sponsor shall timely perform its obligations under the Letter Agreement in accordance therewith.
f) Subject to Section 8 hereof, prior to the Termination Date, the Sponsor hereby agrees not to, and shall not authorize or permit its Affiliates and Representatives to, (i) take, whether directly or indirectly, any action to solicit, initiate, continue, encourage, knowingly facilitate, continue inquiries regarding or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal (other than with the Company, its stockholders and their respective Affiliates and Representatives), (ii) enter into discussions or negotiations with, or provide any non-public information to any person concerning a possible Business Combination Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Business Combination Proposal. The Sponsor also agrees that immediately following the execution of this Agreement it shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 6(f) shall not prohibit the Sponsor, any of its

Affiliates or any of its Representatives from taking any actions in the ordinary course of business that are not in violation of any provision of this Section 6(f) (such as answering phone calls) or informing any Person inquiring about a possible Business Combination Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 6(f).
g) The Sponsor hereby agrees to be bound by and subject to Section 8.04 (Confidentiality; Publicity) of the Transaction Agreement to the same extent as such provisions apply to the parties to the Transaction Agreement, as if the Sponsor were directly a party thereto.
7. Waiver of Anti-Dilution Protections. The Sponsor hereby waives (but subject to consummation of the Mergers and the subscriptions contemplated by the Subscription Agreements), to the fullest extent permitted by law, the provisions of Article IV, Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of NMMC (as it may be amended) to have the Class B Common Stock convert into Class A Common Stock at the Merger Effective Time or at the consummation of the subscriptions contemplated by the Subscription Agreements, in each case, at a ratio greater than one-for-one. Notwithstanding anything to the contrary in the immediately prior sentence, this waiver shall be applicable only in connection with the transactions contemplated by the Transaction Agreement, the Subscription Agreements and this Agreement (and any Class A Common Stock issued in connection with the transactions contemplated by the Transaction Agreement) and shall be void and of no force and effect if this Agreement is terminated other than pursuant to Section 8(a) hereto.
8. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Second Vesting Time or Expiration Time and, in either case, the performance by NMMC and the Sponsor of the last obligations required to be performed by it hereunder following the Second Vesting Time or Expiration Time, as applicable, (b) the termination prior to the Closing of the Transaction Agreement pursuant to and in accordance with its terms, (c) the time this Agreement is terminated upon the mutual written agreement of the Parties and (d) the election of the Sponsor in its sole discretion to terminate this Agreement following any material modification or amendment to, or the waiver of any material provision of, the Transaction Agreement, as in effect on the date hereof, that increases the amount or changes the form of consideration payable to the holders of Company Shares; provided that the provisions of Section 9 and, only if the Closing of the Transaction Agreement occurs, Section 7 shall survive the termination of this Agreement.
9. Miscellaneous.
a) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors of the Parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the Parties may not assign this Agreement, other than assignments by the Sponsor to its permitted transferees with respect to the transfer of any Vesting Sponsor Shares in accordance with Section 2.
b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.
d) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
e) Amendments. This Agreement may not be amended, modified or supplement in any manner, except by a written instrument executed by all Parties. No waiver of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by the Party against which such waiver is to be enforced.
f) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws that would result in the application of any other jurisdiction’s Laws. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified in the Letter Agreement, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing, a Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
g) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto (or their permitted assigns following such assignment), and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or a permitted assignee following such assignment (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of NMMC, the Sponsor or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
h) Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Parties seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with its terms shall not be required to provide any bond or other security in connection with any such injunction.
i) Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.
j) No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.
k) Claims Against Trust Account. Reference is made to the final prospectus of NMMC, dated as of September 18, 2020 and filed with the SEC (Registration No. 333-246328) on September 15, 2020 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that NMMC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of NMMC’s public stockholders (including overallotment shares acquired by NMMC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, NMMC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Class A Common Stock pursuant to the Offer in connection with the consummation of NMMC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if NMMC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to NMMC after or concurrently with the consummation of a Business Combination. For and in consideration of NMMC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Ancillary Agreements or any proposed or actual business relationship between NMMC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with NMMC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with NMMC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by NMMC and its Affiliates to induce NMMC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to NMMC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against NMMC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to NMMC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of NMMC, whether in the form of money damages or injunctive relief, NMMC and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event NMMC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.
NORTH MOUNTAIN MERGER CORP.

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Chief Executive Officer

NORTH MOUNTAIN LLC

By:	Harbour Reach Holdings, LLC, its managing member

By:	Netherton Investments Limited, its managing member

By:	/s/ Michael Bell
Name:	Michael Bell
Title:	Director

CORCENTRIC, INC.

By:	/s/ Douglas Clark
Name:	Douglas Clark
Title:	Chief Executive Officer
[Signature Page to Share Cancellation Agreement]

Annex I
Vesting Conditions
This Annex I sets forth the vesting conditions of the Vesting Sponsor Shares. Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.
1. Vesting Time.
a. The First Vesting Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the first occurrence (the “First Vesting Time”), if any, during the period beginning on and including the Closing Date and ending on and including the fifth (5th) anniversary thereof (such period, subject to paragraph 3 below, the “Vesting Period”) of either (i) a $12.50 Share Price Milestone (as defined below) or (ii) an Acceleration Event (as defined below).
b. The Second Vesting Sponsor Shares shall vest (and shall not be subject to forfeiture) upon the first occurrence (the “Second Vesting Time” and, together with the First Vesting Time, the “Vesting Times”), if any, during the Vesting Period of either (i) a $15.00 Share Price Milestone (as defined below) or (ii) an Acceleration Event (as defined below).
2. Equitable Adjustment. Prior to the earlier of the applicable Vesting Time or expiration of the Vesting Period (the “Expiration Time”), if NMMC shall, at any time or from time to time, effect a subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Class A Common Stock (an “Adjustment Event”), the per share stock price target set forth in the $12.50 Share Price Milestone and the $15.00 Share Price Milestone, respectively, shall be equitably adjusted for such Adjustment Event. Any adjustment under this paragraph shall become effective at the close of business on the date any such Adjustment Event becomes effective (which shall be the “ex” date, if any, with respect to any such event).
3. Extension of Vesting Period. If during the Vesting Period NMMC or any of its Subsidiaries enters into a definitive agreement that, if consummated, would constitute a Change of Control, then the Vesting Period shall be extended until the earlier of (i) the consummation of such Change of Control (even if such consummation occurs after the five (5)-year anniversary of the Closing Date) at which point the Vesting Times will be deemed to have occurred and all First Vesting Sponsor Shares and Second Vesting Sponsor Shares will vest pursuant to Section 1 of this Annex I and (ii) the termination of the definitive agreement providing for such Change of Control pursuant to and in accordance with its terms; provided that if within five (5) business days after the termination of such definitive agreement NMMC or any of its Subsidiaries enters into an alternative definitive agreement that, if consummated, also would constitute a Change of Control (even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then the Vesting Period shall again extend until the earlier of (i) the consummation of such Change of Control (even if such consummation occurs after the five (5)-year anniversary of the Closing Date) at which point the Vesting Times will have occurred and all First Vesting Sponsor Shares and Second Vesting Sponsor Shares will vest pursuant to Section 1 of this Annex I and (ii) the termination of such later definitive agreement pursuant to and in accordance with its terms.
4. Certain Definitions. For purposes hereof:
“$12.50 Share Price Milestone” means the first occurrence, if any, that the closing share price of NMMC Class A Common Stock equals or exceeds $12.50 per share (subject to equitable adjustment as set forth in paragraph 2 above) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5)-year anniversary of the Closing Date;
“$15.00 Share Price Milestone” means the first occurrence, if any, that the closing share price of NMMC Class A Common Stock equals or exceeds $15.00 per share (subject to equitable adjustment as set forth in paragraph 2 above) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5)-year anniversary of the Closing Date;
“Acceleration Event” means (i) a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the five (5)-year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of NMMC (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against NMMC, or a receiver is appointed for NMMC or a substantial part of its assets or properties or (iv) NMMC makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties; and
“Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of NMMC in substantially the same proportions as their ownership of stock of NMMC) (x) is or becomes the beneficial owner, directly or indirectly, of securities of NMMC representing more than fifty percent (50%) of the combined voting power of NMMC’s then outstanding voting securities or (y) has or acquires control of the NMMC Board; (ii) a merger, consolidation, reorganization or similar business combination transaction involving NMMC, and, immediately after the consummation of such transaction or series of transactions, either (x) the NMMC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of NMMC immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by NMMC of all or substantially all of the assets of NMMC and its Subsidiaries, taken as a whole, other than such sale, lease or other disposition by NMMC of all or substantially all of the assets of NMMC and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned, directly or indirectly, by stockholders of NMMC.